Exhibit (a)(2)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Rockefeller Private Investments Portfolio

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows: The name of the trust as shown in Article 1 is changed to “Rockefeller Multi Alternatives Portfolio”.

3.	This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 24th day of April, 2026 A.D.

By:	/s/ Nicholas Veronis
Name:	Nicholas Veronis
Title:	Trustee